Exhibit 99.1
For Immediate Release

Date: April 23, 2015

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports First Quarter Results

BELMONT, MA, April 23, 2015 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $1.4 million, or $0.16 per basic and diluted share, for the quarter ended March 31, 2015, compared to net income of $680,000, or $0.08 per basic and diluted share, for the quarter ended March 31, 2014.

Robert M. Mahoney, President and Chief Executive Officer, said, "We experienced a solid quarter across the bank and are well positioned for further improvement in profitability."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended March 31, 2015 was $8.8 million as compared to $7.3 million for the quarter ended March 31, 2014, or a 19.6% increase. The provision for loan losses for the quarter ended March 31, 2015 was $338,000 as compared to a provision for loan losses of $388,000 for the quarter ended March 31, 2014, or a 12.9% decrease. This resulted in a $1.5 million, or a 21.4% increase in net interest and dividend income after provision for loan losses for the quarter ended March 31, 2015 as compared to the quarter ended March 31, 2014.

NONINTEREST INCOME

Noninterest income for the quarter ended March 31, 2015 was $757,000 as compared to $724,000 for the quarter ended March 31, 2014, or an increase of 4.6%. This increase was primarily driven by additional income from bank owned life insurance of $87,000. This increase was partially offset by a decrease in loan servicing fee income of $56,000.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended March 31, 2015 was $6.9 million as compared to $6.7 million for the quarter ended March 31, 2014, or an increase of 3.9%. Our efficiency ratio improved to 72.9% during the quarter ended March 31, 2015 from 83.0% during the quarter ended March 31, 2014 as we continue to grow the balance sheet and manage costs.

BALANCE SHEET

At March 31, 2015, total assets were $1.47 billion, an increase of $43.1 million or 3.0% from $1.43 billion at December 31, 2014. The Company experienced net loan growth of $51.7 million, or 4.4%, from December 31, 2014. Residential one-to-four family loans, commercial real estate loans, construction loans and home equity lines of credit increased by $26.3 million, $15.8 million, $9.0 million and $3.2 million, respectively. The asset growth was funded primarily by deposits.

At March 31, 2015, deposits totaled $1.04 billion, an increase of $58.4 million or 5.9% from $984.6 million at December 31, 2014. Core deposits, which we consider to include all deposits other than CD’s and brokered CD’s, increased by $32.6 million from December 31, 2014. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “Reaching $1 billion in deposits was a significant milestone for Belmont Savings. It was achieved through a consistent focus on relationship selling and targeted marketing by our retail, business banking, municipal banking and commercial real estate teams.”

Total stockholders’ equity increased by $1.9 million from $137.0 million as of December 31, 2014 to $138.9 million as of March 31, 2015. This increase is primarily the result of earnings of $1.4 million and a $440,000 increase in additional paid-in capital related to stock-based compensation.

ASSET QUALITY

The allowance for loan losses in total and as a percentage of total loans as of March 31, 2015 was $9.2 million and 0.75%, respectively, as compared to $8.9 million and 0.75%, respectively, as of December 31, 2014.  For the three months ended March 31, 2015, the Company recorded net charge offs of $16,000, as compared to $4,000 for the three months ending March 31, 2014. Total non-performing assets were $2.8 million, or 0.19% of total assets, as of March 31, 2015, as compared to $2.8 million, or 0.21% of total assets as of December 31, 2014.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT”. For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, our ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Cash and due from banks	$2,001	$2,275
Interest-bearing deposits in other banks	39,091	49,492
Cash and cash equivalents	41,092	51,767
Interest-bearing time deposits with other banks	131	131
Investments in available-for-sale securities	22,197	22,079
Investments in held-to-maturity securities (fair value of $120,876 as of
March 31, 2015 and $119,447 as of December 31, 2014)	119,010	118,528
Federal Home Loan Bank stock, at cost	15,082	13,712
Loans, net of allowance for loan losses of $9,203 as of
March 31, 2015 and $8,881 as of December 31, 2014	1,231,068	1,179,399
Premises and equipment, net	2,929	3,066
Accrued interest receivable	3,065	2,977
Deferred tax asset, net	5,316	5,642
Income taxes receivable	497	321
Bank-owned life insurance	24,074	23,888
Other assets	4,182	4,040
Total assets	$1,468,643	$1,425,550

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$174,904	$179,205
Interest-bearing	868,095	805,357
Total deposits	1,042,999	984,562
Federal Home Loan Bank advances	269,100	285,100
Securities sold under agreements to repurchase	1,632	1,392
Other borrowed funds	1,055	1,067
Accrued interest payable	1,078	961
Deferred compensation liability	6,000	5,751
Other liabilities	7,834	9,707
Total liabilities	1,329,698	1,288,540
Stockholders' Equity:
Common stock; $0.01 par value, 100,000,000 shares authorized; 9,069,808 and 9,067,792
shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	91	91
Additional paid-in capital	87,868	87,428
Retained earnings	54,977	53,603
Accumulated other comprehensive income (loss)	61	(22)
Unearned compensation - ESOP	(4,052)	(4,090)
Total stockholders' equity	138,945	137,010
Total liabilities and stockholders' equity	$1,468,643	$1,425,550

Asset Quality Data:
Total non-performing assets	$2,770	$2,818
Total non-performing loans	$2,755	$2,770
Non-performing loans to total loans	0.22%	0.23%
Non-performing assets to total assets	0.19%	0.21%
Allowance for loan losses to non-performing loans	334.08%	320.59%
Allowance for loan losses to total loans	0.75%	0.75%

Share Data:
Outstanding common shares	9,069,808	9,067,792
Book value per share	$15.32	$15.11

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended
	March 31,
	2015	2014
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$10,232	$7,893
Interest on taxable debt securities	741	806
Dividends	58	29
Other interest income	21	21
Total interest and dividend income	11,052	8,749
Interest expense:
Interest on deposits	1,755	1,168
Interest on Federal Home Loan Bank advances	531	251
Interest on securities sold under agreements to repurchase	1	1
Interest on other borrowed funds	7	8
Total interest expense	2,294	1,428
Net interest and dividend income	8,758	7,321
Provision for loan losses	338	388
Net interest and dividend income after provision
for loan losses	8,420	6,933
Noninterest income:
Customer service fees	212	218
Income from bank-owned life insurance	186	99
Net gain on sales of loans	40	62
Loan servicing fee income	161	217
Other income	158	128
Total noninterest income	757	724
Noninterest expense:
Salaries and employee benefits	4,344	4,124
Director compensation	277	304
Occupancy expense	293	278
Equipment expense	145	153
Deposit insurance	218	184
Data processing	755	751
Professional fees	212	230
Marketing	252	259
Other expense	440	390
Total noninterest expense	6,936	6,673
Income before income tax expense	2,241	984
Income tax expense	867	304
Net income	$1,374	$680
Earnings per share
Basic	$0.16	$0.08
Diluted	$0.16	$0.08

Return on average assets	0.39%	0.25%
Return on average equity	4.02%	2.10%
Interest rate spread	2.37%	2.61%
Net interest margin	2.53%	2.77%
Efficiency ratio	72.90%	82.95%